FMC Corporation	FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release	215.299.6000 phone
215.299.5998 fax

For Release: Immediate	www.fmc.com

Media contact: Jim Fitzwater - 215.299.6633
Investor relations contact: Andrew Sandifer - 215.299.6119
FMC Corporation Announces First Quarter Results and Realignment of Portfolio

•	First quarter 2013 revenue up 5 percent to $990.2 million, with adjusted operating profit up 10 percent and businesses performing largely as anticipated

•	First quarter 2013 adjusted earnings up 13 percent to $1.10 per diluted share

•	Realigning portfolio around three core platforms: FMC Agricultural Solutions, FMC Health and Nutrition, and FMC Minerals

•	Exploring the divesture of its Peroxygens business including select Environmental Solutions product lines and related assets

•	Raising midpoint of full-year adjusted earnings guidance by 9 cents to a range of $3.93 to $4.07 per diluted share, reflecting confidence in full-year outlook

PHILADELPHIA, April 30, 2013 - FMC Corporation (NYSE:FMC) today reported first quarter revenue of $990.2 million, a 5 percent increase over the same period in 2012. The company reported net income of $130.9 million, or $0.94 per diluted share, in the first quarter of 2013, versus net income of $119.1 million, or $0.85 per diluted share, in the first quarter of 2012. This quarter's results include charges of $20.6 million after tax, or $0.16 per diluted share, compared to charges of $16.3 million after tax, or $0.12 per diluted share, in the prior-year quarter. Excluding these items in both periods, adjusted earnings were $1.10 per diluted share in the current quarter, an increase of 13 percent versus the prior-year quarter.

Segment Results
Agricultural Products' first-quarter segment revenues of $495.2 million increased 9 percent versus the prior-year quarter, driven principally by strong performance in North America. First-quarter segment earnings of $163.3 million increased 25 percent versus the year-ago quarter driven principally by higher volumes and favorable mix in North America.
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Specialty Chemicals' first-quarter segment revenues were $236.0 million, up 9 percent versus the year-ago quarter on higher volumes in the food and pharmaceutical product lines as well as contributions from recent acquisitions. First-quarter segment earnings increased 6 percent to $45.5 million due to strong volume growth in BioPolymer that was partially offset by lower volumes in Lithium. During the quarter, the company identified and validated manufacturing process and equipment changes needed to achieve the targeted expansion rate for its Argentina Lithium operations. To implement these changes, the company will add a maintenance shutdown in the second quarter and expects the Argentina Lithium operations to commence producing at the targeted expansion rate in the third quarter. However, the benefit of this higher production rate will not be seen until the fourth quarter, as it takes approximately four months, on average, for material to go through all stages of production.

Industrial Chemicals' first-quarter segment revenues of $259.6 million decreased 5 percent from the year-ago quarter. First-quarter segment earnings of $32.9 million were down 37 percent, primarily as a result of lower export pricing in soda ash and lower domestic volumes, partially offset by higher domestic soda ash pricing and higher soda ash export volumes.

Corporate and Other

In the first quarter, corporate expense was down 16 percent to $19.8 million versus $23.5 million in the prior-year quarter. Interest expense, net, was $11.7 million as compared to $11.3 million in the year-ago quarter. For the quarter, depreciation and amortization was $33.7 million and capital additions were $27.7 million. On March 31, 2013, gross consolidated debt was $1,277.1 million, and debt, net of cash, was $1,194.5 million. Additionally, FMC repurchased approximately $110 million of its common shares in the first quarter of 2013. Following these repurchases, FMC's Board of Directors approved a new repurchase authorization of up to a total of $500 million, replacing the previous authority and any unused amounts.

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Portfolio Realignment
Pierre Brondeau, FMC president, chief executive officer and chairman, announced today the company is realigning its portfolio. “As we continue to implement our Vision 2015 strategic plan and position the company for future growth beyond 2015, we have evolved our view of FMC as a specialty chemicals company driven by three core platforms: agriculture, health and nutrition, and minerals. This portfolio evolution increases our focus on strategic businesses and markets where we lead today, and where we expect to grow in the future. It also reflects the already disproportionate investment of resources in our two fastest growing businesses, Agricultural Products and BioPolymer, which will be supported by the strong cash generation of our cost-advantaged Alkali business.”

As part of the realignment, FMC is exploring the divesture of its Peroxygens business, including select Environmental Solutions product lines and related assets. These operations under evaluation are expected to generate approximately $350 million of revenue in 2013, and beginning in the second quarter, will be reported in a new business segment, called FMC Peroxygens, pending a divestment decision. Brondeau added, “In the event of a sale, we expect to use proceeds to expand our share repurchases and to fund growth activities.”

Beginning in the second quarter, the BioPolymer business will be moved into a stand-alone reporting segment, FMC Health and Nutrition. This change better reflects the company's strategic intent to continue to broaden its product and customer base in faster growing food and pharmaceuticals segments and to expand into nutraceuticals, personal care and similar markets. FMC also will move its Lithium and Alkali Chemicals businesses into a single reporting segment, FMC Minerals, to leverage technical resources and improve operating performance in both businesses. The Agricultural Products Group will be renamed FMC Agricultural Solutions, reflecting the value-added solutions and services that the company provides to its customers.

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“When we launched Vision 2015, we committed to actively manage our portfolio of businesses to optimize the long-term profitable growth of the company. These changes will simplify FMC's portfolio while maintaining our trajectory towards $5.5 billion in sales and $1.2 billion in EBIT by 2015,” Brondeau said.

Outlook

Regarding the outlook for 2013, Brondeau said, “For the second quarter of 2013, we anticipate adjusted earnings of $0.87 to $0.97 per diluted share. We expect continued strength in Agricultural Products, with segment earnings in the second quarter to be up in the mid- to high-single digits percent versus a very strong second quarter in 2012. Specialty Chemicals' segment earnings are expected to be flat versus 2012 as continued weak performance in Lithium partially offsets growth in BioPolymer. And, in Industrial Chemicals, we expect earnings to decrease 20 percent due to continued pricing pressures in export markets, which we now expect to improve in the second half of the year.

For the full year 2013, we have raised our midpoint guidance by 9 cents, reflecting increased certainty in the full year outlook. We expect to deliver full-year adjusted earnings of $3.93 to $4.07 per diluted share, a 15 percent increase over 2012 at the midpoint of this range. We expect stronger performance from our Agricultural Products segment driven by volume growth globally, particularly in North America, Latin America and Asia due to strong market conditions and growth in new products. In Specialty Chemicals, our BioPolymer business is expected to deliver continued volume growth from recent capacity expansions and full integration of acquisitions. In addition, we are implementing process modifications needed to achieve targeted post-expansion production rates in our Argentina Lithium operations, with benefits expected from these modifications beginning in the latter part of the year. In Industrial Chemicals, slower than expected pricing recovery in soda ash export markets will push segment earnings below 2012 results.”

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Brondeau concluded, “We're excited about FMC's portfolio evolution and the strength of our three core platforms. We remain confident in our ability to deliver consistent with our full-year guidance and to fully achieve our Vision 2015 goals while positioning the company for long-term growth.”

Before the end of the second quarter, FMC will provide historical financial results consistent with the new reporting structure, and will begin reporting under this structure with second quarter results.

FMC will conduct its first quarter conference call and webcast at 11:00 a.m. ET on Wednesday, May 1, 2013. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the company will also provide supplemental information on the web including its updated 2013 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

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FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2012, FMC had annual sales of approximately $3.7 billion. The company employs approximately 5,700 people throughout the world, and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2012 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31
	2013	2012
Revenue	$990.2	$940.7

Costs of sales and services	620.5	593.4

Gross margin	369.7	347.3

Selling, general and administrative expenses	131.3	129.1
Research and development expenses	29.8	28.5
Restructuring and other charges (income)	9.9	1.7
Total costs and expenses	791.5	752.7
Income from operations	198.7	188.0
Equity in (earnings) loss of affiliates	(0.5)	(0.1)
Interest expense, net	11.7	11.3

Income from continuing operations before income taxes	187.5	176.8
Provision for income taxes	47.3	44.8
Income from continuing operations	140.2	132.0
Discontinued operations, net of income taxes	(5.2)	(7.4)
Net income	$135.0	$124.6
Less: Net income attributable to noncontrolling interests	4.1	5.5
Net income attributable to FMC stockholders	$130.9	$119.1

Amounts attributable to FMC stockholders:
Income from continuing operations, net of tax	$136.1	$126.5
Discontinued operations, net of tax	(5.2)	(7.4)
Net income	$130.9	$119.1
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.99	$0.91
Discontinued operations	(0.04)	(0.05)
Basic earnings per common share	$0.95	$0.86
Average number of shares used in basic earnings per share computations	137.1	138.3
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.98	$0.90
Discontinued operations	(0.04)	(0.05)
Diluted earnings per common share	$0.94	$0.85
Average number of shares used in diluted earnings per share computations	138.1	139.5

Other Data:
Capital additions	$27.7	$38.8
Depreciation and amortization expense	$33.7	$32.2

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
SCHEDULE OF ADJUSTED EARNINGS FROM CONTINUING OPERATIONS (NON-GAAP)*
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31
	2013	2012
Revenue	$990.2	$940.7

Costs of sales and services	620.5	590.0

Gross margin	369.7	350.7

Selling, general and administrative expenses	118.6	120.0
Research and development expenses	29.8	28.5
Equity in (earnings) loss of affiliates	(0.5)	(0.1)

Total costs and expenses	768.4	738.4

Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$221.8	$202.3

Interest expense, net	11.7	11.3
Adjusted earnings from continuing operations, before income taxes and noncontrolling interests	$210.1	$191.0

Provision for income taxes	54.5	50.1
Net income attributable to noncontrolling interests	4.1	5.5

Adjusted after-tax earnings from continuing operations, attributable to FMC stockholders (Non-GAAP) (2)	$151.5	$135.4

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders	$1.10	$0.97
Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	138.1	139.5
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(1) Referred to as adjusted operating profit in the Press Release narrative.
(2) The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of restructuring and other charges and income, non-operating retirement-related costs, acquisition-related charges and tax related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with GAAP.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31
	2013	2012
Net income attributable to FMC stockholders (GAAP)	$130.9	$119.1
Discontinued operations, net of income taxes (a)	5.2	7.4
Restructuring and other charges (income) (b)	9.9	1.7
Non-operating pension and postretirement charges (c)	12.7	9.1
Acquisition-related charges (d)	—	3.4
Tax effect of restructuring and other charges (income), non-operating pension and postretirement charges and acquisition-related charges	(8.2)	(5.3)
Tax adjustments (e)	1.0	—

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	$151.5	$135.4

Diluted earnings per common share (GAAP)	$0.94	$0.85
Discontinued operations per diluted share	0.04	0.05
Restructuring and other charges (income) per diluted share, before tax	0.07	0.01
Non-operating pension and postretirement charges per diluted share, before tax	0.09	0.07
Acquisition-related charges per diluted share, before tax	—	0.03
Tax effect of restructuring and other charges (income), non-operating pension and postretirement charges and acquisition-related charges, per diluted share	(0.05)	(0.04)
Tax adjustments per diluted share	0.01	—

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.10	$0.97

Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	138.1	139.5
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(a) Discontinued operations for the three months ended March 31, 2013 and 2012, respectively, primarily includes provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.
(b) 2013:
Restructuring and other charges (income) for the three months ended March 31, 2013, primarily include a charge of $5.8 million associated with our Lithium restructuring within our Specialty Chemicals segment. Additionally, charges for the three months ended March 31, 2013 include charges associated with continuing environmental sites as a Corporate charge of $1.0 million. Remaining restructuring and other charges (income) include net miscellaneous charges of $3.1 million.
2012:
Restructuring and other charges (income) for the three months ended March 31, 2012, primarily include charges related to our continuing environmental sites as Corporate income of $1.0 million. Remaining restructuring and other charges (income) include net miscellaneous charges of $0.7 million.
(c) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(d) Charges related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting. There were no charges for the three months ended March 31, 2013. The charges for period ended March 31, 2012 relate to a number of acquisitions completed in 2011. On the condensed consolidated statements of income, the charges are included in “Costs of sales and services”.
(e) The tax adjustments in the three months ended March 31, 2013 are primarily related to revisions to our tax liabilities related to prior year tax matters. There were no tax adjustments for the three months ended March 31, 2012.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31
	2013	2012
Net income (GAAP)	$135.0	$124.6
Discontinued operations, net of income taxes	5.2	7.4
Restructuring and other charges (income)	9.9	1.7
Non-operating pension and postretirement charges	12.7	9.1
Acquisition-related charges	—	3.4
Interest expense, net	11.7	11.3
Provision for income taxes	47.3	44.8
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$221.8	$202.3
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(1) Referred to as Adjusted Operating Profit in the Press Release Narrative

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended
	March 31
	2013	2012
Revenue
Agricultural Products	$495.2	$454.2
Specialty Chemicals	236.0	215.9
Industrial Chemicals	259.6	272.6
Eliminations	(0.6)	(2.0)
Total	$990.2	$940.7
Income from continuing operations before income taxes
Agricultural Products	163.3	130.5
Specialty Chemicals	45.5	43.0
Industrial Chemicals	32.9	52.2
Eliminations	(0.1)	0.1
Segment operating profit	241.6	225.8
Corporate and other	(19.8)	(23.5)
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP)	$221.8	$202.3

Restructuring and other (charges) income (a)	(9.9)	(1.7)
Interest expense, net	(11.7)	(11.3)
Non-operating pension and postretirement charges (b)	(12.7)	(9.1)
Acquisition-related charges (c)	—	(3.4)
Provision for income taxes	(47.3)	(44.8)
Discontinued operations, net of income taxes	(5.2)	(7.4)
Net income attributable to noncontrolling interests	(4.1)	(5.5)
Net income attributable to FMC stockholders	$130.9	$119.1
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(a) 2013:
Amounts for the three months ended March 31, 2013, related to Agricultural Products charges of $0.6 million, Specialty Chemicals charges of $7.6 million, Industrial Chemicals charges of $0.6 million and Corporate charges of $1.1 million.
2012:
Amounts for the three months ended March 31, 2012, related to Agricultural Products charges of $0.4 million, Specialty Chemicals income of $0.2 million, Industrial Chemicals charges of $0.9 million and Corporate charges of $0.6 million.
(b) See Note (c) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(c) See Note (d) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	March 31, 2013	December 31, 2012
Cash and cash equivalents	$82.6	$77.1
Trade receivables, net	1,223.1	1,124.5
Inventories	678.9	675.7
Other current assets	180.5	181.1
Deferred income taxes	120.2	123.4
Total current assets	2,285.3	2,181.8

Property, plant and equipment, net	1,127.3	1,136.2
Goodwill	286.7	294.4
Deferred income taxes	218.7	233.3
Other long-term assets	530.0	528.2
Total assets	$4,448.0	$4,373.9

Short-term debt	$37.2	$50.6
Current portion of long-term debt	6.0	5.7
Accounts payable, trade and other	361.9	443.2
Accrued customer rebates	263.0	142.9
Guarantees of vendor financing	17.3	31.4
Accrued pensions and other postretirement benefits, current	21.3	21.3
Other current liabilities	281.0	440.3
Total current liabilities	987.7	1,135.4

Long-term debt	1,233.9	908.8
Long-term liabilities	743.2	774.9
Equity	1,483.2	1,554.8
Total liabilities and equity	$4,448.0	$4,373.9

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended March 31
	2013	2012
Cash provided (required) by operating activities	$(31.9)	$24.4

Cash provided (required) by operating activities of discontinued operations	(12.6)	(12.0)

Cash provided (required) by investing activities	(55.2)	(67.9)

Cash provided (required) by financing activities:
Net borrowings (repayments) under committed credit facilities	325.0	131.0
Increase (decrease) in short-term debt	(13.4)	(4.2)
Repayments of long-term debt	(0.3)	(7.0)
Proceeds from borrowings of long-term debt	0.4	0.1
Distributions to noncontrolling interests	(6.6)	(7.0)
Acquisitions of noncontrolling interests	(72.0)	—
Dividends paid	(18.7)	(10.5)
Repurchases of common stock under publicly announced program	(109.9)	(144.9)
Other repurchases of common stock	(6.4)	(3.0)
Excess tax benefits from share-based compensation	4.3	4.7
Issuances of common stock, net	2.9	7.8
	105.3	(33.0)
Effect of exchange rate changes on cash	(0.1)	0.4
Increase (decrease) in cash and cash equivalents	5.5	(88.1)

Cash and cash equivalents, beginning of year	77.1	158.9

Cash and cash equivalents, end of period	$82.6	$70.8